Exhibit 4.21
Subscription Agreement for Convertible Redeemable Notes
PGG Wrightson Limited (PGW)
Agria Corporation (Agria)

CONTENTS

1 INTERPRETATION	1
1.1 Defined terms	1
1.2 Other references	2

2 ISSUE OF THE NOTES	2
2.1 Issue	2
2.2 Purpose	2
2.3 Preference Share Terms	2
2.4 Issue of Preference Shares	3
2.5 Principal Amount	3
2.6 Evidence of Liability	3

3 CONDITIONS	3

4 INFORMATION	3

5 ASSIGNMENT	3

5.1 Benefit and Burden of this Agreement	3
5.2 Agria	4
5.3 PGW	4

6 PGW FINANCE LIMITED	4

7 MISCELLANEOUS	4
7.1 Payments Free and Clear	4
7.2 Default Interest	4
7.3 Announcements	4
7.4 No Merger	5
7.5 Further Assurances	5
7.6 Specific Performance	5
7.7 Amendment	5
7.8 No Partnership	5
7.9 No Waiver	5
7.10 Severability	5
7.11 Counterparts	6
7.12 Costs	6
7.13 Notices	6
7.14 Governing Law/Jurisdiction	6

EXECUTION	7

SCHEDULE 1 TERMS AND CONDITIONS OF THE NOTES	8

1 INTERPRETATION	8
1.1 Defined Terms	8
1.2 Construction	12

2 STATUS AND SUBORDINATION OF THE NOTES	12
2.1 Status	12
2.2 Subordination	12

3 INTEREST	13
3.1 Interest Rate and calculation of interest	13
3.2 Interest and Unpaid Interest	13
3.3 Payments	14
3.4 Withholding tax	15
3.5 Interest Rate Resetting	15

4 CONVERSION AND PGW’S OPTION TO REDEEM FOR CASH OR BY TRANSFER OF PGWF ORDINARY SHARES	16
4.1 Election Notice and right of Noteholder to make election	16
4.2 Election by Agria	16
4.3 Conversion	17
4.4 Redemption by transfer of PGWF Ordinary Shares	18
4.5 Redemption or Purchase for cash	19
4.6 Failure to obtain Approvals	20
4.7 Take-over	20
4.8 PGW Shareholder Meetings	21
4.9 Sale of Controlling Interest in PGW Finance	21
4.10 Share register	21
4.11 Surrender of Certificate on Conversion or Transfer	21
4.12 Cancellation on conversion, redemption or purchase	21
4.13 Voting	21

5 CONVERSION RATIO ADJUSTMENTS	21
5.1 Bonus Issues	21
5.2 Consolidation or Subdivision	22
5.3 Share Issues	22
5.4 Alterations to Capital Structure and Reconstructions Generally	22

6 MISCELLANEOUS PROVISIONS	23
6.1 Amendments	23
6.2 Assignment	23
6.3 Severability	23
6.4 Partial invalidity	23
6.5 Payments	23
6.6 Set-off	23
6.7 Contracts Privity Act	23
6.8 Governing law	23

SCHEDULE 2 PGG WRIGHTSON FINANCE — PREFERENCE SHARE TERM SHEET	24

SCHEDULE 3 FORM OF CONVERTIBLE NOTE CERTIFICATE	26

SCHEDULE 4 PRINCIPLES OF “DRAG ALONG” AND “TAG ALONG” OPTION	27

SUBSCRIPTION AGREEMENT FOR CONVERTIBLE REDEEMABLE NOTES
Date: November 18, 2009
PARTIES
PGG Wrightson Limited (PGW)
Agria Corporation (together with its permitted transferees and assigns (Agria))
BACKGROUND
A	PGW proposes to issue to Agria convertible redeemable notes having an aggregate Principal Amount of the NZD Equivalent of US$25 million as at the Issue Date on the terms and conditions set out in Schedule 1.

B	Agria has agreed to subscribe for the convertible redeemable notes on the terms and subject to the conditions set out in this Agreement.
THE PARTIES AGREE as follows:
1	INTERPRETATION

1.1	Defined terms
In this Agreement, unless the context requires otherwise:
Agreement means this subscription agreement, as amended or supplemented from time to time.
Board means the board of directors from time to time of PGW.
Business Day means a day (other than a Saturday, Sunday or public holiday) on which registered banks are open for business in Auckland.
Certificate means a certificate issued by PGW recording Agria as the holder of the Notes, in the form annexed as Schedule 3.
Conditions means the terms and conditions of the Notes set out in Schedule 1.
Dollars and $ means the lawful currency of New Zealand.
Election Notice, Issue Date and Ordinary Shares each have the meanings given to them in the Conditions.
Notes means the convertible redeemable notes issued by PGW pursuant to this Agreement having an aggregate Principal Amount of the NZD Equivalent of US$25 million as at the Issue Date.

subscription agreement for convertible redeemable notes
NZD Equivalent means, on any day, in relation to an amount denominated in US Dollars, the amount of NZ Dollars with which Agria would be able to purchase that amount of US Dollars for delivery on the day in question, calculated at the spot rate of exchange for the purchase of that currency with NZ Dollars appearing on Reuters page RBNZ01 at 11 a.m. two Business Days prior to the day in question or, if that page is not available, the rate determined by Agria based on such market quoted rates as it considers appropriate, acting reasonably.
PGG Wrightson Subscription Agreement means the subscription agreement between PGW and Agria dated 16 October 2009 relating to the Placement Shares and the Entitlement Shares (as defined therein).
PGW Finance means PGG Wrightson Finance Limited.
PGWF Ordinary Shares means ordinary shares in PGW Finance.
Preference Shares means the preference shares to be issued, one day after the Issue Date, by PGW Finance to PGW in accordance with Schedule 2.
Principal Amount means, in relation to each Note, NZ$1.00.
1.2	Other references

(a)	Words importing any gender include the other genders. Words importing the singular include the plural and vice versa.

(b)	Reference to clauses and Schedules are to the clauses and Schedules of this Agreement.

(c)	Headings will be ignored in construing this Agreement.

(d)	Where any payment to be made or thing to be done under this Agreement is due to be paid or done on a day which is not a Business Day, the date for such payment to be made or thing to be done will be the next succeeding Business Day.

(e)	A reference to a party to this Agreement is a reference to its successors and permitted assigns.

2	ISSUE OF THE NOTES

2.1	Issue

PGW will issue to Agria, and Agria agrees to subscribe for, the Notes immediately on the later of Friday 15 January 2010 and the date on which the conditions contained in clause 3 are satisfied or waived, or such other date as the parties may agree.

2.2	Purpose

PGW will use the proceeds of Notes issued pursuant to this Agreement for the purposes of making an investment in the Preference Shares to be issued by PGW Finance on the terms set out in Schedule 2.

2.3	Preference Share Terms

PGW will not agree to any amendment or variation, of any nature, to the terms of the Preference Shares, or agree to any action which would have the effect of the restrictions on the payment of dividends on the PGWF Ordinary Shares and on the Preference Shares by PGW Finance not being observed, in each case without the prior written consent of Agria, which shall not be unreasonably withheld or delayed.

subscription agreement for convertible redeemable notes
2.4	Issue of Preference Shares

PGW shall deliver to Agria, on the proposed Issue Date, evidence of its commitment to subscribe for the Preference Shares, with evidence that the terms on which the Preference Shares are being issued are as set out in Schedule 2.

2.5	Principal Amount

Each Note will be issued at the Principal Amount. Agria will pay, or procure the payment of, the aggregate issue price for Notes to PGW contemporaneously with their issue in accordance with clause 2.1 against receipt of a Certificate for those Notes.

2.6	Evidence of Liability

Notes are issued on the basis that, at any time, each Note shall be evidence of the liability of PGW for the Principal Amount and interest on the Principal Amount.

3	CONDITIONS

The obligations to issue and subscribe for the Notes are conditional on:
(a)	the conditions in the PGG Wrightson Subscription Agreement being satisfied or waived;

(b)	clauses 3.1 and 3.2 of the PGG Wrightson Subscription Agreement being complied with;

(c)	PGW satisfying the obligation imposed on it under clause 2.4; and

(d)	if required by the lenders under the Senior Facilities Agreement (as defined in the Conditions), Agria delivering a legal opinion to those lenders as to the due execution, enforceability and effectiveness of subordination of this Agreement, in a form which is acceptable to those lenders (acting reasonably).
4	INFORMATION

PGW shall provide to Agria copies of all documentation which it from time to time sends to the holders of the Ordinary Shares, promptly after such documentation is provided to such shareholders.

5	ASSIGNMENT

5.1	Benefit and Burden of this Agreement

This Agreement is binding on the successors and permitted assigns of the parties.

subscription agreement for convertible redeemable notes
5.2	Agria

Agria may not assign or transfer any of its rights or obligations under this Agreement and/or the Notes without the prior written consent of PGW (which consent shall not be unreasonably withheld or delayed only if the assignment or transfer is in respect of the entire Agreement or all the Notes, as the case may be). If such consent is given, the proposed transferee must enter into documentation acceptable to PGW whereby the transferee agrees to be bound by this Agreement (including the requirement to obtain PGW’s prior written consent to any transfer or assignment).

5.3	PGW

PGW may not assign or transfer any of its rights or obligations under this Agreement and/or the Notes without the prior written consent of Agria.

6	PGW FINANCE LIMITED

The parties agree that if, at any time, the Notes are to be redeemed by the transfer of PGWF Ordinary Shares to Agria and, following such transfer, PGW will still retain a controlling interest in PGW Finance, they will enter into any necessary documentation between them which records that certain “drag along” and “tag along” rights are conferred on Agria, in the event PGW wishes to sell a controlling interest in PGW Finance. The documentation will be negotiated by PGW and Agria in good faith at the relevant time (and shall be a condition precedent to the transfer of PGWF Ordinary Shares to Agria in accordance with Condition 4.4), but shall contain the principles set out in Schedule 4.

7	MISCELLANEOUS

7.1	Payments Free and Clear

All payments made under this Agreement will be free of set off, withholding or deduction except as required by law and made in cleared funds immediately available for disbursement.

7.2	Default Interest

If for any reason, other than the default of the other party, a party fails to pay any sum payable under this Agreement on the date it is due, then (without prejudice to any other rights or remedies) it will pay interest to the recipient party at the rate of 10% per annum on the unpaid amount calculated on a daily basis from the due date until payment.

7.3	Announcements

The parties will not make any announcement or disclosure regarding this Agreement or its subject matter and no party may disclose to any other person (who is not a party or a related company or a representative of a party) any information relating or referring to the transactions contemplated by this Agreement except:
(a)	with the prior written consent of the other party;

(b)	where disclosure is required by law or the listing rules of any relevant stock exchange or is made in compliance with the order of any Court of competent jurisdiction, in which case the party which is required to make that disclosure will provide the other party an opportunity to comment on the form and content of that disclosure.

subscription agreement for convertible redeemable notes
7.4	No Merger

The agreements, obligations, warranties and undertakings of the parties are not to merge with the completion of any aspect of this Agreement, but (to the extent that they have not then been completed) remain enforceable to the fullest extent notwithstanding any rule of law to the contrary.

7.5	Further Assurances

Each of the parties agrees to execute and deliver any documents, including transfers of title, and to do all things as may reasonably be required by the other party to obtain the full benefit of this Agreement according to its true intent.

7.6	Specific Performance

Damages alone will be an inadequate remedy for breach by either party of its obligations under this Agreement and the appropriate remedies for any such breach shall include, at the election of the non defaulting party, orders for specific performance, injunctive relief and/or damages.

7.7	Amendment

No amendment to this Agreement shall be effective unless it is in writing and signed by all the parties.

7.8	No Partnership

Nothing in this Agreement or in the relationship between the parties will be construed as:
(a)	creating a partnership or any fiduciary relationship between the parties;

(b)	giving any party any of the rights, or subjecting any party to any of the liabilities, of a partner; or

(c)	otherwise constituting any party as the representative or agent of any other party for any purpose whatever.
7.9	No Waiver

A waiver of any provision of this Agreement will not be effective unless given in writing, and then it will only be effective to the extent that it is expressly stated to be given. No failure, delay or indulgence by any party in exercising any power or right conferred on that party by this Agreement operates as a waiver of such power or right. No single exercise of any such power or right precludes further exercises of that power or right or the exercise of any other power or right under this Agreement.

7.10	Severability

If any part of this Agreement is held by any court or administrative body of competent jurisdiction to be illegal, void or unenforceable, that determination will not impair the enforceability of the remaining parts of this Agreement which will remain in full force.

subscription agreement for convertible redeemable notes
7.11	Counterparts

This Agreement may be executed in any number of counterparts. Once each party has executed a counterpart, and each of the other parties has received a copy of the signed counterpart, that counterpart will be deemed to be as valid and binding on the party executing it as if it had been executed by all the parties.

7.12	Costs

Except as otherwise provided in this Agreement, the parties will meet their own costs relating to the negotiation, preparation and completion of this Agreement.

7.13	Notices

(a)	All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered to the recipient by courier service, mail service or otherwise or upon confirmation of receipt when sent via facsimile to the recipient. Such notices, demands and other communications shall be sent to each party at the address indicated after its name in the execution section of this Agreement, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b)	Agria will maintain an agent or representative in New Zealand to accept service of any document required to be served on Agria in relation to proceedings under or in connection with this Agreement.

(c)	Agria appoints Simpson Grierson (attention Michael Pollard) whose address is Lumley Centre, 88 Shortland Street, Private Bag 92518, Auckland 1141, as its agent for service and undertakes to notify PGW promptly of any change of address of a current agent or representative and of the name and address of any substitute agent or representative.

(d)	Any document will be sufficiently served on Agria if delivered to the most recently notified agent or representative at its notified address.

7.14	Governing Law/Jurisdiction

This Agreement will be governed by, and construed in accordance with, the laws of New Zealand. The parties submit to the non-exclusive jurisdiction of the courts of New Zealand in relation to all disputes arising out of or in connection with this agreement.

subscription agreement for convertible redeemable notes
EXECUTION

PGG Wrightson Limited by:		Agria Corporation by:

/s/		/s/

Director		Director

/s/		/s/

Director		Director

Address for Notices:		Address for Notices:

57 Waterloo Road PO Box 292 Christchurch New Zealand		Room 2104, Block B, Ping An International Financial Center, No.1-3 South Xingyuan Road, Chaoyang District Beijing, PRC 100027

Attention: General Counsel/Company Secretary		Attention: Chief Financial Officer

Facsimile No: +64 3 344 5195		Fax: :+86 10 84381060 Ext 8001

Copy to:	Chapman Tripp	Copy to:	Simpson Grierson
	Level 35,		Lumley Centre
	23-29 Albert Street,		88 Shortland Street
	PO Box 2206,		Private Bag 92518
	Auckland		Auckland
	Attention: John Strowger		Attention: Michael Pollard
	Facsimile: 09 — 357 9099		Facsimile: 09 307 0331

subscription agreement for convertible redeemable notes
SCHEDULE 1
TERMS AND CONDITIONS OF THE NOTES
1	INTERPRETATION

1.1	Defined Terms
In these Conditions, words and expressions defined in the Subscription Agreement have the same meanings when used herein and, unless the context otherwise requires:
Accrued Interest means all interest on the Principal Amount of the Notes which has accrued and is payable in accordance with these Conditions, other than any Suspended Interest.
Agria Election Notice has the meaning given to that term in Condition 4.2.
Board means the board of directors from time to time of PGW.
Bonus Issue has the meaning given to that term in Condition 5.1.
Bonus Instrument has the meaning given to that term in Condition 5.1.
Cash Equivalent Value means the cash equivalent value of each PGWF Ordinary Share, determined in accordance with Condition 4.6.
Cash Redemption Date has the meaning set out in Condition 3.1(a).
Certificate means a certificate issued by PGW recording Agria as the holder of the Notes, in the form annexed as Schedule 3.
Commencement of Liquidation means :
(a)	the commencement of Liquidation of PGW under section 241(5) of the Companies Act or the removal of PGW from the New Zealand register under section 317 of the Companies Act, as the case may be, or under any similar legislation under which PGW will cease to be duly incorporated or to validly exist in New Zealand, or the date on which a statutory manager is appointed to PGW under the Corporations (Investigations and Management) Act 1989 or a voluntary administrator is appointed to PGW; or

(b)	the appointment of a receiver or receivers in respect of any asset of PGW by the security agent holding the security under which amounts outstanding under the Senior Facilities Agreement are secured.
Companies Act means the Companies Act 1993.
Conversion means the redemption of Notes by the issue of Ordinary Shares in accordance with Condition 4.3, and ‘convert‘, ‘convertible’ and ‘converted’ shall be construed accordingly.

subscription agreement for convertible redeemable notes
Conversion Date has the meaning set out in Condition 4.3(b).
Conversion Ratio means the ratio in which the relevant Notes convert into Ordinary Shares hereunder, being initially (and subject to adjustment in accordance with Condition 5) the ratio of 2.1 Ordinary Shares for every $1.00 of the Principal Amount of those Notes to be so converted
Election Notice means a notice given by PGW in accordance with Condition 4.1.
Exchange Ratio means the ratio of X PGWF Ordinary Shares for each Note, where X is equal to the greater of:
•	1/(NTA per PGWF Ordinary Share at 31 December 2009 ); or

•	1/(NTA per PGWF Ordinary Share at the last day of the month immediately prior to the Transfer Redemption Date (where NTA per PGWF Ordinary Share is the total tangible assets of PGW Finance minus the total liabilities of PGW Finance at that date (provided that, for the purposes of this calculation, the computer software and the future income tax benefits arising from tax provisioning of PGW Finance shall be deemed to be included as tangible assets), divided by the number of PGWF Ordinary Shares on issue at the relevant time, as determined either by the auditors of PGW Finance or, if an independent report is required for the purposes of the PGW shareholder meeting to approve the transfer of the PGWF Ordinary Shares to Agria, by the party completing that independent report), subject to X being capped so that, if such shares are transferred to Agria in accordance with Condition 4.4, Agria would own not more than, nor less than, the following:
(i)	a maximum of 50% of the fully diluted PGWF Ordinary Shares; and

(ii)	a minimum of 33% of the fully diluted PGWF Ordinary Shares.
Final Interest Payment Date means, in respect of any Note, the date on which that Note is converted or redeemed in accordance with these Conditions.
Independent Expert means a person selected and approved as such in accordance with Condition 5.4.
Interest Payment Date means 31 March 2010 and quarterly thereafter until the Final Interest Payment Date, and the Final Interest Payment Date.
Interest Period means the period from and including one Interest Payment Date to, but excluding, the next Interest Payment Date, provided that the first Interest Period in respect of a Note will be deemed to be a period from and including the Issue Date, to but excluding 31 March 2010.
Interest Rate means, in respect of a Note (but subject to Condition 3.5), 8.0% per annum.

subscription agreement for convertible redeemable notes
Issue Date means, in relation to the Notes, the date on which the Notes are issued to Agria.
Liquidation means, in relation to PGW, either:
(a)	the process of liquidation provided for in Part XVI of the Companies Act; or

(b)	any analogous procedure following which PGW will cease to validly exist, or be duly incorporated, except for the purposes of, and followed by, a reconstruction or an amalgamation (not including or arising out of insolvency) of PGW provided that, upon such reconstruction or amalgamation, the successor to PGW assumes the obligations of PGW under the terms of the Notes and Agria has approved that form of the restructuring or amalgamation (but only as if Agria had been entitled to exercise that number of votes, in respect of the restructuring or amalgamation, as it would have been entitled to exercise if the Notes had converted to Ordinary Shares at the Conversion Ratio immediately prior to such vote being taken); or

(c)	its becoming subject to statutory management under the Corporations (Investigation and Management) Act 1989.
Liquidation Amount means, in respect of any Note, the Principal Amount of that Note together with all Unpaid Interest
Ordinary Shares means ordinary shares in PGW of the class on issue at the Issue Date, or the shares which result if such ordinary shares in PGW are, at any time, subdivided, consolidated or reclassified after the Issue Date and, where issued or to be issued on Conversion of Notes, shall mean such Ordinary Shares credited as fully paid.
PGW Finance means PGG Wrightson Finance Limited.
PGWF Ordinary Shares means ordinary shares in PGW Finance.
Preference Shares means the preference shares to be issued, one day after the Issue Date, by PGW Finance to PGW in accordance with the terms of Schedule 2.
Redemption Date has the meaning set out in Condition 3.1(d).
Reset Date means 31 December 2011 (the First Reset Date) and, if Condition 3.5 applies, at two yearly intervals thereafter (being respectively the Second Reset Date, the Third Reset Date and so on).
Reset Notice has the meaning given to that term in Condition 3.5.
Restrictive Period means the period of 18 months commencing on the Issue Date.

subscription agreement for convertible redeemable notes
Senior Creditors means all creditors of PGW in relation to indebtedness (including, without limitation, the lenders from time to time party to the Senior Facilities Agreement and South Canterbury Finance Limited), and for the purpose of these Conditions, includes holders of securities which are expressed to rank ahead of Ordinary Shares in PGW, other than:
(a)	indebtedness owed by PGW to Agria in respect of Notes; and

(b)	obligations which are expressed to be pari passu with, or subordinate to, the obligations of PGW under or in relation to the Notes.
Senior Facilities Agreement means the senior facilities agreement dated 24 April 2009 (as amended and restated from time to time) made between PGW and ANZ National Bank Limited (as agent) and others.
Subscription Agreement means the subscription agreement entered into by PGW and Agria pursuant to which the Notes are issued to Agria.
Suspended Interest means any interest which is suspended, or deemed to be suspended, in accordance with Condition 3.2.
Swap Rate means on any Reset Date the rate per annum expressed as a percentage yield basis and rounded up to the nearest two decimal places which is determined to be:
(a)	the average of the bid and offered swap rate displayed at or about 11.00am on the relevant date on page FISSWAP (or any successor page) quoted by Reuters for an interest rate swap with a two year term, or where such a rate is not quoted, the average of the linear interpolations of the closest quoted swap rates straddling the next Reset Date; or

(b)	if a rate is unable to be determined in accordance with paragraph (a) above, the average (rounded if necessary to the nearest two decimal places) of the mean bid and offered swap rates quoted by each of the ANZ National Bank Limited, Westpac New Zealand Limited and Bank of New Zealand at or about 11.00am on the relevant Reset Date for an interest rate swap with a term equal to two years or, if any two of the banks referred to in this paragraph (b) are not quoting a two year rate, the nearest practicable equivalent, as determined by PGW, acting reasonably.
Take-over Offer means an offer or offers for Ordinary Shares made to holders of Ordinary Shares generally, or any scheme of arrangement having a similar effect.
Transfer Redemption Date has the meaning given to that term in Condition 3.1(c).
Unpaid Interest means, on any date, and in respect of any Note, all interest which was not paid on its due date and remains unpaid (and includes Suspended Interest which remains unpaid).

subscription agreement for convertible redeemable notes
1.2	Construction

(a)	Words importing any gender include the other genders. Words importing the singular include the plural and vice versa.

(b)	References to Schedules are to schedules of the Subscription Agreement.

(c)	Headings will be ignored in construing these Conditions.

(d)	Where any payment to be made or thing to be done under these Conditions is due to be paid or done on a day which is not a Business Day, the date for such payment to be made or thing to be done shall be the next succeeding Business Day.

(e)	A reference to a party to these Conditions is a reference to its successors and permitted assigns.

2	STATUS AND SUBORDINATION OF THE NOTES

2.1	Status

The Notes constitute unsecured subordinated obligations of PGW and rank pari passu and without priority or preference among themselves and shall be repayable in cash on the occurrence of any of the events set out in paragraph (a) (but excluding voluntary administration) of the definition of Commencement of Liquidation.

2.2	Subordination

The obligations of PGW to Agria under, and the rights of Agria against PGW in respect of, the Principal Amount of, and Accrued Interest and Unpaid Interest on, the Notes are subordinated to the claims of Senior Creditors of PGW in that in and upon and from the Commencement of Liquidation the claims of Agria against PGW under and in respect of the Notes:
(a)	Claims of Senior Creditors: are subordinated in point of priority and right of payment to, and rank behind, the claims of the Senior Creditors;

(b)	Limited to Liquidation Amount: are limited to the Liquidation Amount; and

(c)	Ahead of holders of Ordinary Shares: rank in priority to holders of Ordinary Shares for the Liquidation Amount.
In this regard, Agria agrees that:
(d)	in accordance with section 313(3) of the Companies Act, it is accepting a lower priority in respect of the Notes than that which they would otherwise have under section 313 of the Companies Act; and

(e)	nothing in section 313 of the Companies Act will prevent this Agreement from having effect in accordance with its terms.

subscription agreement for convertible redeemable notes
2.3	Turnover on Commencement of Liquidation
If Commencement of Liquidation has occurred, Agria covenants in favour of the Senior Creditors that it must:
(a)	hold any payment or distribution in cash or in kind (including any shares transferred to it in discharge of any Note and including any amount recovered by way of set-off or combination) received or receivable by it on and from Commencement of Liquidation in respect of any Note from PGW or any of its subsidiaries in trust for the Senior Creditors to whom amounts are due and owing;

(b)	promptly pay and transfer any such payment or distribution to;

the trustee in bankruptcy, liquidator, official assignee or other person distributing the assets of PGW or their proceeds.
2.4	Waiver of defences
The subordination in these Conditions and the obligations of Agria under these Conditions will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice the subordination of any of those obligations.
3	INTEREST

3.1	Interest Rate and calculation of interest

Interest will be calculated on the Principal Amount of a Note at the Interest Rate and will accrue daily from the Issue Date (subject to Condition 3.2). Interest will cease to accrue on each Note on the earliest of:
(a)	the date upon which it is converted into Ordinary Shares (being the Conversion Date);

(b)	the date on which it is redeemed or purchased for cash by PGW or any wholly owned subsidiary of PGW (Cash Redemption Date);

(c)	the date on which it is redeemed by the transfer of PGWF Ordinary Shares (the Transfer Redemption Date); and

(d)	in the event of Liquidation, the date on which the Note is redeemed by payment of the Liquidation Amount (Redemption Date).
3.2	Interest and Unpaid Interest

(a)	Accrued Interest and suspension of interest
Interest will accrue on a daily basis on the Notes during each Interest Period and, together with any Unpaid Interest, is payable on the Interest Payment Date falling at the end of that Interest Period. The Board may elect to suspend payment of any interest or Unpaid Interest or any part of such interest (any such interest so suspended being Suspended Interest) on the relevant Interest Payment Date at its sole discretion at any time. Any interest which is unpaid for any reason on any Interest Payment Date is deemed to be Suspended Interest for the purposes of these Conditions, whether or not the Board has elected to suspend the same.

subscription agreement for convertible redeemable notes
(b)	Payment of part only of Unpaid Interest

PGW may, at its option and upon giving not less than five Business Days’ notice to Agria, pay all or part of any Unpaid Interest which, if part only, must be paid on a pro rata basis across all Notes, but so that no Unpaid Interest relating to any Interest Period may be paid before the Unpaid Interest relating to any earlier Interest Period has been paid.

(c)	Notice to Agria

PGW will promptly notify Agria not later than 10 Business Days before an Interest Payment Date if PGW will not make a payment of interest on the Notes when due in accordance with Condition 3.2(a), including if it intends to suspend payment of any interest in accordance with that Condition. If interest is suspended or deemed to be suspended in accordance with this Condition 3.2:
(i)	PGW is not obliged to pay such interest on the relevant Interest Payment Date;

(ii)	non-payment of interest on that Interest Payment Date does not constitute a default by PGW for any purpose and does not entitle Agria to default interest; and

(iii)	the non-payment of interest on any Interest Payment Date will not give rise to any right to accelerate payment of any amount due under a Note. For the avoidance of doubt, Agria has no right to accelerate payment of any amount due under a Note (including, without limitation, any amount payable on redemption thereof) for any reason other than as expressly provided for in these Conditions.
(d)	No dividends etc
At any time while there is Suspended Interest (deemed or otherwise), PGW will not declare or pay any dividend or make any other distribution (as that term is defined in the Companies Act 1993) on any of its ordinary share capital or pay any interest or other payments on other indebtedness or share capital which ranks equally with or is subordinate to the Notes. Once payment of interest on the Notes has been resumed, PGW may not declare or pay any dividend or make a distribution on its ordinary share capital or pay interest or other payments on other equal ranking or subordinate indebtedness for a period of 12 months commencing on the Interest Payment Date on which the payment of interest is resumed, unless all Unpaid Interest is paid (in which case the restriction on such dividends, distributions or other payments shall immediately be at an end).
3.3	Payments
Each payment to Agria will be made on the due date in cleared funds to such bank account as Agria may notify to PGW from time to time.

subscription agreement for convertible redeemable notes
3.4	Withholding tax

(a)	Deduction for withholding

Subject to Condition 3.4(b), all payments or credits to, or to the account of, Agria (including payments of, and credits in respect of, interest) will be made net of any tax in respect thereof required by law to be withheld, deducted or paid by PGW, except to the extent that PGW is satisfied that Agria is exempt from any such tax or is a person in respect of whom any such withholding, deduction or payment is not required to be made. Agria must provide PGW with such evidence as PGW may from time to time require to satisfy itself in respect of the validity of that claim.

(b)	Approved issuer levy

PGW shall:
(i)	maintain its status as an “approved issuer” (as defined in section YA1 of the Income Tax Act 2007) and ensure the Notes are registered with the Commissioner of Inland Revenue under section 86H of the Stamp and Cheque Duties Act 1971; and

(ii)	to the extent required, make all payments of approved issuer levy (as defined in section 86F of the Stamp and Cheque Duties Act 1971) in respect of all interest paid to, or for the account of, Agria under the Notes in accordance with section 86K of that Act.
Where Agria instructs PGW to pay any levy or make any other payment in lieu of any withholding or other tax otherwise required by law to be deducted or withheld and that payment has been made by PGW to the Commissioner of Inland Revenue, and the balance of the amount payable has been paid to Agria, the full amount payable to Agria shall be deemed to have been duly paid and satisfied by PGW.
(c)	Taxation indemnity from Agria

If, in relation to any Note, PGW becomes liable to make any payment of or on account of tax payable by Agria or tax payable in relation to any Notes (other than in respect of the approved issuer levy or non resident withholding tax, in each case, on interest on the Notes), in each case where such liability arises solely from any default, failure or omission on the part of Agria or any agent of Agria, Agria hereby indemnifies PGW in respect of any such liability, and any moneys paid by PGW in respect of any such liability may be recovered by PGW by action against Agria and its successors and permitted assigns (as the case may be) as a debt due to PGW. Nothing in this Condition prejudices or affects any other right or remedy of PGW.

3.5	Interest Rate Resetting

If the Notes are not converted or redeemed prior to or as at a Reset Date (whether or not an Election Notice has been given) then the Interest Rate on the Notes shall, with effect from the relevant Reset Date, be reset to be the aggregate of:
(a)	in respect of the period commencing on the First Reset Date (31 December 2011) and ending on or prior to the Second Reset Date (31 December 2013), a margin of 550 bps and the Swap Rate calculated as at the First Reset Date;

subscription agreement for convertible redeemable notes
(b)	in respect of the period commencing on the Second Reset Date (31 December 2013) and ending on or prior to the Third Reset Date (31 December 2015), a margin of 650 bps and the Swap Rate calculated as at the Second Reset Date; and

(c)	thereafter, in respect of each two year period, a margin of 650 bps and the Swap Rate calculated as at the Reset Date at the commencement of that two year period.
PGW shall give notice to Agria (a Reset Notice), on each Reset Date, promptly on determination of the Interest Rate for the two year period commencing on that Reset Date together with evidence as to the determination of that rate.
The Notes will remain outstanding on and subject to these Conditions, subject to the Interest Rate having been reset in accordance with this Condition 3.5.
4	CONVERSION AND PGW’S OPTION TO REDEEM FOR CASH OR BY TRANSFER OF PGWF ORDINARY SHARES

4.1	Election Notice and right of Noteholder to make election
At any time after the expiry of the Restrictive Period (unless Agria agrees in writing otherwise), PGW may at its sole discretion:
(a)	give written notice to Agria that PGW has elected to convert all (but not some) of the Notes into Ordinary Shares, in which case Condition 4.3 will apply; or

(b)	give written notice to Agria that PGW has elected to redeem all (but not some) of the Notes by (subject to Condition 4.2) either transferring PGWF Ordinary Shares to Agria, in which case Condition 4.4 will apply, or by redeeming the Notes in cash, or by purchasing the Notes (or procuring their purchase by a subsidiary of PGW), in which cases Condition 4.5 will apply,
(any such notice being an Election Notice).
4.2	Election by Agria
If PGW issues an Election Notice to Agria in accordance with Condition 4.1(b), Agria may, within 30 Business Days of receipt of the Election Notice, give written notice (an Agria Election Notice) to PGW that it wishes to have the Notes the subject of the Election Notice redeemed either:
(a)	by the transfer of PGWF Ordinary Shares in accordance with Condition 4.4; or

(b)	by payment in cash in accordance with Condition 4.5,
in which case the Agria Election Notice will prevail over the Election Notice in respect of those Notes to be so redeemed. For the avoidance of doubt, Agria may not issue an Agria Election Notice if it has received an Election Notice pursuant to Condition 4.1(a). During the period from the issue of an Election Notice under Condition 4.1(b) until the date of the Agria Election Notice PGW shall procure that (subject to compliance by PGW with any applicable New Zealand legislation which would prohibit or place restrictions on such disclosure) Agria is given full access to all financial and other information in relation to PGWF as may be reasonably required in order for Agria to make its election.

subscription agreement for convertible redeemable notes
4.3	Conversion

(a)	Issue of Shares on Conversion
If PGW has given an Election Notice in accordance with Condition 4.1(a):
(i)	Agria will immediately take all reasonable steps to seek all such regulatory approvals and consents as are required for it to become the holder of the Ordinary Shares on conversion (and will keep PGW fully informed of the progress being made in respect of obtaining the same, and will provide PGW with copies of all relevant applications and correspondence); and

(ii)	PGW will immediately take all reasonable steps, and obtain all such consents (which include convening a meeting of the holders of the Ordinary Shares for their approval to the issue of Ordinary Shares on conversion, and obtaining all regulatory approvals (if any) and other contractual consents) as are necessary to effect the issue of Ordinary Shares to Agria in accordance with this Condition 4.3 (and will keep Agria fully informed of the progress being made in respect of obtaining the same, and will provide Agria with copies of any relevant documentation).
(b)	Shares issued on Conversion

Subject to adjustment pursuant to Condition 5, the relevant Notes will be converted:
(i)	on the date (the Conversion Date) agreed by the parties or, if earlier, three Business Days after the date on which PGW and Agria have obtained all necessary shareholder, regulatory and other contractual approvals and consents for the issue of such shares to Agria; and

(ii)	into Ordinary Shares by applying the Conversion Ratio, and PGW shall issue to Agria on the Conversion Date that number of Ordinary Shares required to be issued as a result of that ratio.
Fractional entitlements shall be disregarded for the purposes of determining Agria’s entitlement to Ordinary Shares.
(c)	Conversion to be Discharge

The issue of Ordinary Shares in accordance with this Condition 4.3 shall be, and shall be accepted by Agria, in full satisfaction of PGW’s liability to Agria in respect of the Principal Amount, and Unpaid Interest on the relevant Notes.

(d)	Ranking of Ordinary Shares

Ordinary Shares allotted to Agria upon conversion shall rank pari passu in all respects with all the other issued Ordinary Shares, except that (other than for any entitlement arising under Condition 5) they will not rank for any dividends or other distributions declared, paid or made by PGW to holders of Ordinary Shares prior to the Conversion Date.

subscription agreement for convertible redeemable notes
(e)	Approvals

If any shareholder or regulatory approval or other consent is not obtained (by PGW or Agria, as the case may be) for the issue of the Ordinary Shares to Agria on conversion, then:
(i)	the obligation to convert the Notes shall be immediately cancelled; and

(ii)	PGW shall be entitled (subject to compliance, where applicable, with the requirements of Condition 4.4) to exercise one of the other options available to it under Condition 4.1(b), or not exercise any option.
4.4	Redemption by transfer of PGWF Ordinary Shares
If PGW has given an Election Notice in accordance with Condition 4.1(b), and Agria has given an Agria Election Notice requiring the transfer to it of PGWF Ordinary Shares:
(a)	Agria will immediately take all reasonable steps to obtain all such regulatory approvals and consents as are required for it to become the holder of the PGWF Ordinary Shares on redemption (and will keep PGW fully informed of the progress being made in respect of obtaining the same, and will provide PGW with copies of all relevant applications and correspondence);

(b)	PGW will immediately take all reasonable steps as are required to convene a meeting of the holders of the Ordinary Shares to vote on the proposed transfer of the PGWF Ordinary Shares to Agria in accordance with this Condition 4.4, and will take all reasonable steps to seek all other approvals and consents as may be required to effect such transfer (and will in each case keep Agria fully informed of the progress being made in respect of obtaining the same, and will provide Agria with copies of any relevant documentation).

(c)	PGW will provide to Agria details of the number of PGWF Ordinary Shares to be transferred to Agria as are arrived at by applying the Exchange Ratio (Redemption PGWF Ordinary Shares), together with evidence of the calculation of that number as reasonably required by Agria;

(d)	Subject to Agria having executed the documentation contemplated by clause 6, PGW will transfer to Agria, on the date (Transfer Redemption Date) agreed by the parties or, if earlier, three Business Days after Agria and PGW have obtained the consents and approvals referred to in Conditions 4.4(a) and (b), clear and unencumbered title to all those Redemption PGWF Ordinary Shares (credited as fully paid), and will execute all such documentation as is required to effect such transfer; and

(e)	PGW will pay to Agria, on the Transfer Redemption Date, an amount calculated as follows:
(i)	if the Transfer Redemption Date occurs on or before 31 December 2011, 2% of the Principal Amount of the relevant Notes to be redeemed by transfer under this Condition; or

subscription agreement for convertible redeemable notes
(ii)	if the Transfer Redemption Date occurs between 1 January 2012 and on or before 31 December 2013, 4% of the Principal Amount of the relevant Notes to be redeemed by transfer under this Condition; or

(iii)	if the Transfer Redemption Date occurs after 31 December 2013, the aggregate of the amount referred to in Condition 4.4(e)(ii) and an additional 2% of the Principal Amount of the relevant Notes for each subsequent Reset Date after 31 December 2013, such that the transfer of those Redemption PGWF Ordinary Shares to Agria in accordance with this Condition 4.4 shall be, and shall be accepted by Agria (with payment of the amount referred to in Condition 4.4(d)), in full satisfaction of PGW’s liability to Agria in respect of all amounts owing on of the relevant Notes.
4.5	Redemption or Purchase for cash

(a)	If PGW has given an Election Notice in accordance with Condition 4.1(b), and Agria has given an Agria Election Notice requiring the redemption of the relevant Notes by cash, PGW shall redeem or purchase (or procure the purchase of) the relevant Notes for cash on a date specified in the Agria Election Notice (Cash Redemption Date) being not less than 30 Business Days from the date of such Agria Election Notice, and such redemption or purchase for cash will be at the price calculated in accordance with Condition 4.5(b).

(b)	For the purposes of Condition 4.5(a), the redemption price or purchase price payable for the relevant Notes will be the amount equal to the aggregate of:
(i)	the Principal Amount of the relevant Notes to be redeemed or purchased; and
(ii)	(A) if the Cash Redemption Date occurs on or before 31 December 2011, 2% of the Principal Amount of the relevant Notes to be redeemed or purchased; or
(B)	if the Cash Redemption Date occurs between 1 January 2012 and on or before 31 December 2013, 4% of the Principal Amount of the relevant Notes to be redeemed or purchased; or

(C)	if the Cash Redemption Date occurs after 31 December 2013, the aggregate of the amount referred to in Condition 4.5(b)(ii)(B) and an additional 2% of the Principal Amount of the relevant Notes, for each subsequent Reset Date after 31 December 2013.
By way of example, if the Notes are redeemed under Condition 4.4 or this Condition 4.5 on 31 December 2015, an additional 6% of the Principal Amount is payable; if redeemed on 31 December 2017, an additional 8% of the Principal Amount is payable, and so on.

subscription agreement for convertible redeemable notes
4.6	Failure to obtain Approvals
If either PGW or Agria is unable to obtain the approvals and consents referred to in Conditions 4.4(a) or 4.4(b) by the date which is three months after the Agria Election Notice then:
(a)	the election made by Agria in the Agria Election Notice to have the Notes redeemed by the transfer of PGWF Ordinary Shares is immediately cancelled; and

(b)	Agria may give written notice (Agria Second Notice) to PGW electing to have the Notes the subject of the Agria Election Notice either:
(i)	redeemed in cash, in which case PGW shall pay to Agria the amount calculated in accordance with Condition 4.5 not later than 30 Business Days after the date of the Agria Second Notice; or

(ii)	redeemed by payment to Agria, in respect of each Note, of the Cash Equivalent Value, in which case PGW shall pay to Agria the aggregate Cash Equivalent Value not later than 30 Business Days after determination of the Cash Equivalent Value.
(c)	For the purposes of this Condition 4.6, the Cash Equivalent Value shall, in respect of each Note, be calculated as at the date of the Agria Election Notice by applying the following formula:

Cash Equivalent Value =	NTA per PGWF Ordinary Share x the number of PGWF Ordinary Shares which would have been exchanged for each Note on application of the Exchange Ratio, had that exchange occurred on the date of the Agria Election Notice, where NTA per PGWF Ordinary Share is equal to the total tangible assets of PGW Finance less the total liabilities of PGW Finance (provided that, for the purposes of this calculation, the computer software and the future income tax benefits arising from tax provisioning of PGW Finance shall be deemed to be included as tangible assets), divided by the number of PGWF Ordinary Shares on issue at that time, as determined by an independent person (experienced in valuations of this nature) appointed by the Board for that purpose.
4.7	Take-over
If a Take-over Offer is made to the holders of all the Ordinary Shares, PGW shall promptly notify Agria accordingly. If, as a result of the Take-over Offer, an acquisition notice (as that term is defined in Rule 54 of the Takeovers Code) is issued by the offeror, the Notes must be redeemed by Agria receiving, from the offeror (which payment PGW undertakes to procure) not later than five Business Days after the date of the acquisition notice, the consideration to which Agria would have been entitled had the Notes been converted into Ordinary Shares immediately prior to the acquisition notice having been issued.

subscription agreement for convertible redeemable notes
4.8	PGW Shareholder Meetings

For the purposes of this Condition 4, any reference to PGW requiring the approval of the holders of its Ordinary Shares shall be a reference to those shareholders passing an ordinary resolution to vote on the issue of the Ordinary Shares (on conversion) or transfer of the PGWF Ordinary Shares (on redemption), as the case may be. At any such meeting in respect of any such resolution, neither Agria nor its Associates (as defined in the Takeovers Code) or Associated Persons (as defined in the Listing Rules) shall be entitled to vote in favour of that resolution.

4.9	Sale of Controlling Interest in PGW Finance

If at any time PGW sells a controlling interest in PGW Finance, it will review the options available to it as to whether or not to issue an Election Notice in accordance with Condition 4.1 (although nothing in this Condition 4.9 obliges it to issue an Election Notice).

4.10	Share register

All Ordinary Shares issued on the conversion of Notes will be validly issued and be entered on the Ordinary Share register of PGW.

4.11	Surrender of Certificate on Conversion or Transfer

(a)	Conversion into Ordinary Shares and new certificates

Agria must, as a condition precedent to either the issue of Ordinary Shares on the conversion of any Notes, or the transfer of the PGWF Ordinary Shares by way of redemption of any Notes, surrender the Certificate in respect of such Notes to PGW.

(b)	Purchase or redemption in cash

Agria must immediately surrender to PGW the Certificate in respect of any Notes to be purchased or redeemed in cash.

4.12	Cancellation on conversion, redemption or purchase

Each Note which is converted into an Ordinary Share, or redeemed by the transfer of the Redemption PGWF Ordinary Shares, or purchased or redeemed in cash, in each case in accordance with these Conditions, is and will be deemed to be cancelled, and PGW will have no further liabilities or obligations in respect of that Note or, once all Notes have been converted, redeemed or purchased, as the case may be, Agria.

4.13	Voting

The Notes do not confer any voting rights on Agria other than those rights conferred on it in these Conditions or by law as an unsecured creditor of PGW.

5	CONVERSION RATIO ADJUSTMENTS

5.1	Bonus Issues

If, prior to Conversion of the Notes, PGW shall make to the holders of ordinary shares any non taxable issue (a Bonus Issue) of shares, notes, debentures or other instruments or obligations (Bonus Instruments) by way of capitalisation of profits or reserves , then the Conversion Ratio shall be adjusted such that there shall, upon conversion of the Notes (but not otherwise), be also allotted to Agria credited as fully paid up the number of Bonus Instruments to which Agria would have been entitled on the making of the Bonus Issue if each Note had been converted to Ordinary Shares at the Conversion Ratio immediately prior to the entitlement date for the Bonus Issue in accordance with these Conditions, and as if Agria had been the holder of any Bonus Instruments reserved for Agria on a previous Bonus Issue.

subscription agreement for convertible redeemable notes
5.2	Consolidation or Subdivision

If Ordinary Shares are consolidated or subdivided, the number of Ordinary Shares to be issued upon Conversion, and the number of Bonus Instruments received pursuant to a Bonus Issue referred to in Condition 5.1, shall be adjusted in the manner necessary to reflect that consolidation or subdivision.

5.3	Share Issues

Subject to compliance with the terms of Condition 5.1, PGW reserves the right, during the term of the Notes, to issue Ordinary Shares to the holders of Ordinary Shares either for cash or as a bonus distribution. If PGW makes any such cash issue, Agria shall (as a function of holding Notes and without prejudice to Agria’s rights as a shareholder) be entitled to participate in each such issue on the same basis as the holders of the Ordinary Shares in PGW are entitled to participate (as if the Notes had converted to Ordinary Shares in accordance with Condition 4.4 immediately prior to the cash issue), save that, if Agria elects to participate in the relevant issue, Agria would be issued Notes (having an aggregate Principal Amount equal to the total issue price of the Ordinary Shares which Agria could have been issued had it held Ordinary Shares for the purposes of this Condition), rather than Ordinary Shares, as a result of such participation.

5.4	Alterations to Capital Structure and Reconstructions Generally

Whenever any change or reconstruction in the share capital structure of PGW (other than a change of the nature referred to in Conditions 5.1 or 5.2) takes place, PGW shall advise details of that change or reconstruction to Agria. If Agria or PGW so requires, or if any other event occurs which Agria considers (acting reasonably) should result in an adjustment to the Conversion Ratio, the change in capital structure or event may be investigated by an Independent Expert to determine whether an adjustment should be made to the basis for conversion of Notes or whether it will prejudice the rights of Agria in any material respect. Such an Independent Expert shall be appointed by the Board, independent of the parties to this Agreement and having experience in making determinations of this nature. PGW shall cause, at its cost, any Independent Expert to investigate the matter and to determine whether any adjustment should be made to the basis for conversion, and if so, the nature of the adjustment which should be made, or whether it will prejudice the rights of Agria in any material respect.

A copy of the report of the Independent Expert shall be provided to Agria. If the Independent Expert determines that an adjustment should be made, then PGW shall notify Agria of that adjustment, and PGW shall, if it so requires, enter into a deed recording that adjustment and amending the Conditions accordingly.

Any such adjustment to the conversion terms shall be determined in a manner which will not result in any additional benefits being conferred on Agria which are not conferred on the holder of Ordinary Shares or any additional benefit being conferred on or available to holders of Ordinary Shares which are not conferred on Agria.

subscription agreement for convertible redeemable notes
6	MISCELLANEOUS PROVISIONS

6.1	Amendments

No amendment to the Notes will be effective unless it is in writing and signed by Agria and PGW.

6.2	Assignment

Agria may not assign or transfer any of its rights (if any) or obligations under the Notes without the prior written consent of PGW (which shall not be unreasonably withheld or delayed only if the assignment or transfer is in respect of all (but not some) of the Notes) and, if such consent is given, the proposed transferee must enter into documentation acceptable to PGW whereby the transferee agrees to be bound by the Subscription Agreement (including the requirement to obtain PGW’s prior written consent to any transfer or assignment).

6.3	Severability

If any provision of the Notes is held by any court or administrative body of competent jurisdiction to be illegal, void or unenforceable, such determination will not impair the enforceability of the remaining provisions of the Notes.

6.4	Partial invalidity

The illegality, invalidity, or unenforceability of any provision of the Notes or any other document under the law of any relevant jurisdiction will not impair the legality, validity or enforceability of: (i) the other remaining provisions; or (ii) those provisions under the law of any other jurisdiction.

6.5	Payments

Any payment to be made under this Agreement (and any reference to a payment in cash) shall be made in cleared same day funds without set-off or deduction, except as required by law.

6.6	Set-off

Subject to Condition 2 of these Conditions, PGW authorises Agria to apply, without prior notice or demand, any amount owing or due by Agria to PGW in or towards satisfaction of any of the indebtedness due by PGW to Agria and unpaid.

6.7	Contracts Privity Act

For the purposes of the Contracts (Privity) Act 1982, the provisions of these Conditions are intended to confer a benefit upon the Senior Creditors and to be enforceable by the Senior Creditors directly.

6.8	Governing law

The Notes will be governed by and construed in accordance with New Zealand law.

subscription agreement for convertible redeemable notes
SCHEDULE 2
PGG WRIGHTSON FINANCE — PREFERENCE SHARE TERM SHEET

Issuer	PGW Finance Limited (PGWF)

Holder	PGG Wrightson Limited (PGW)

Ordinary Share Dividend Assumption	Except for the ability to pay a cash dividend of $5m in FY10, no dividends may be paid on ordinary shares by PGWF while the PSs are on issue.

Instrument	Preference Share (PS)

Principal Amount	The NZD Equivalent of the Notes.

PS Issued	That number of PSs having an aggregate Principal Amount equivalent to the Principal Amount of the Notes.

Principal Amount per Share	$1.00

Issue Date	16 January 2010, one day after the Issue Date for the CRNs.

Term to Maturity	Mature on the date on which the CRNs in PGW are either converted or redeemed by PGW, at which time the PSs mandatorily convert as outlined below (i.e. the PSs could be perpetual if the CRNs never convert or redeem).

Dividend Rate	8% per annum from the Issue Date to 31 December 2011 (gross dividend including any imputation credits if available), provided that the dividend rate is reset at two yearly intervals to match the interest rate payable on the CRNs. Therefore, the dividend rate is as follows:

(a) For the two year period from 31 December 2011 to 31 December 2013, 550 bps plus the two year Swap Rate as at 31 December 2011;

(b) For the two year period from 31 December 2013 to 31 December 2015, 650 bps plus the two year Swap Rate as at 31 December 2013;

(c) Thereafter, 650 bps plus the two year Swap Rate set at each two yearly interval.

Dividend Payable	Payable in cash on 31 March, 30 June, 30 September and 31 December in each year.

subscription agreement for convertible redeemable notes

Dividend Suspension	PGWF directors can suspend PS dividend payments at their sole discretion.

In the event that the Net Tangible Assets of PGWF fall below $80m, dividends on the PSs would be suspended until such time that the Net Tangible Assets was restored above $80m (where the principal amount of the PSs is included in the calculation of NTA).

Suspended dividends do not accumulate.

Conversion	PSs will mandatorily convert into ordinary shares in PGWF at maturity, or upon the sale of a controlling interest in PGWF to a third party.

Conversion Ratio	Each PS converts into ordinary shares in PGWF on the basis of 0.47 ordinary shares in PGWF for every one PS held.

(Note that PGWF currently has 31.5 million ordinary shares on issue).

Transfer Terms	The PSs may be transferred to another party with the prior consent of PGWF, and with the transferee agreeing to similar terms.

Dilution protection	Standard anti-dilution protections apply to PS instrument.

Listing	Not listed.

Ranking	Ranks immediately above PGWF ordinary equity.

On liquidation or receivership of PGWF, the PSs rank ahead of PGWF ordinary equity.

Voting	Limited to class voting rights and liquidation resolutions.

subscription agreement for convertible redeemable notes
SCHEDULE 3
FORM OF CONVERTIBLE NOTE CERTIFICATE

PGG Wrightson Limited

Certificate No:	1

Issue Date:

Principal Amount:

Noteholder:	Agria Corporation
[Address]
PGG Wrightson Limited (PGW) certifies that the Noteholder is registered as the holder of [                    ] unsecured subordinated convertible notes having the aggregate Principal Amount of [                    ] issued by PGW pursuant to a Subscription Agreement dated [                    ] 2009.
Dated:

Signed by PGG Wrightson Limited by:

Director

Director

subscription agreement for convertible redeemable notes
SCHEDULE 4

PRINCIPLES OF “DRAG ALONG” AND “TAG ALONG” OPTION
“DRAG ALONG” OPTION
1	Where PGW wishes to transfer PGWF Ordinary Shares (the Offered Shares) to any person (unrelated to PGW) (the Third Party) on arms length terms for cash consideration, and at a fair value as determined by an independent expert appointed by PGW for that purpose, and the PGWF Ordinary Shares being offered comprise a controlling interest in PGW Finance, then PGW shall be entitled to transfer the Offered Shares to the Third Party and also have the option (the Drag Along Option) to require Agria to transfer to the Third Party all the PGWF Ordinary Shares held by Agria (or, at Agria’s election, a pro rata equivalent number of PGWF Ordinary Shares, if PGW is not selling all of its PGWF Ordinary Shares) (Called Shares) in accordance with the provisions of this paragraph. Where PGW proposes to transfer PGWF Ordinary Shares under this paragraph, it must give a notice (Sale Notice) to Agria of its intention which must specify the name of the Third Party and all material terms of the proposed transfer, including the price to be paid for the PGWF Ordinary Shares. PGW will contemporaneously provide copies of the relevant transaction documents with the Third Party.

2	A Sale Notice, once given, is irrevocable, but both the notice and all obligations under the notice will lapse if, for any reason, PGW does not transfer the Offered Shares to the Third Party.

3	Agria shall only be obliged to sell the Called Shares at the price per PGWF Ordinary Share to be paid by the Third Party to PGW in respect of the Offered Shares (the Drag Along Price) and otherwise on no less favourable terms applicable to such purchase.

4	Upon the exercise of the Drag Along Option in accordance with this paragraph, Agria shall be bound to sell its Called Shares for the Drag Along Price and otherwise in accordance with this paragraph, provided that if the Offered Shares are not sold to the Third Party as contemplated by the Sale Notice, Agria shall not be bound to sell the Called Shares. Agria will not be required to provide any warranties, indemnities or other protections of a similar nature in connection with the sale of the Called Shares other than relating to title and its authority to sell.

5	Completion of the sale of the Called Shares shall take place on the date specified for that purpose by PGW to Agria or on such later date as is specified after obtaining any applicable regulatory or shareholder approvals or other consents, except that the date so specified by PGW shall be the same date as the date proposed for completion of the sale of the Offered Shares, unless PGW and Agria agree otherwise.

subscription agreement for convertible redeemable notes
“TAG ALONG” OPTION
1	Where PGW wishes to transfer PGWF Ordinary Shares (the Selling Shares) to any person (unrelated to PGW) (the Third Party) (at a fair value as determined by an independent expert appointed by PGW for that purpose), and the Selling Shares comprise a controlling interest in PGW Finance, then Agria shall have the option (the Tag Along Option) to require PGW to cause the Third Party to purchase all (or, at Agria’s election, a pro rata equivalent amount of PGWF Ordinary Shares if PGW is not selling all of its PGWF Ordinary Shares) of Agria’s PGWF Ordinary Shares.

2	Where PGW proposes to transfer PGWF Ordinary Shares under this paragraph, it must give a notice (Selling Notice) to Agria of its intention which must specify the name of the Third Party and all material terms of the proposed transfer, including the price to be paid for the Selling Shares. PGW will contemporaneously provide copies of the relevant transaction documents with the Third Party. The Tag Along Option may then be exercised by Agria within 20 Business Days after the date of the Selling Notice.

3	Agria may only exercise the Tag Along Option by giving notice to that effect (the Tag Along Notice) to PGW specifying that PGW is required to cause to be purchased by the Third Party all (or such pro rata entitlement) of Agria’s PGWF Ordinary Shares (the Tag Shares).

4	A Tag Along Notice, once given, is irrevocable, but both the notice and all obligations under the notice will lapse if for any reason PGW does not transfer the Selling Shares to the Third Party.

5	The purchase price for the Tag Shares shall be the price per PGWF Ordinary Share to be paid by the Third Party to PGW in respect of the Selling Shares (the Tag Price) and otherwise on no less favourable terms applicable to such purchase.. Agria will only be required to provide the same warranties, indemnities or other protections of a similar nature in connection with the sale of the Tag Shares as PGW is required to provide in connection with the sale of the Selling Shares.

6	Upon the exercise of the Tag Along Option in accordance with this paragraph, PGW shall be bound to take all reasonable steps in its capacity as a shareholder in PGW Finance to cause the Tag Shares to be purchased by the Third Party or its nominee for the Tag Price and otherwise in accordance with this paragraph.

subscription agreement for convertible redeemable notes
7	If PGW is unable to cause the Third Party to buy the Tag Shares at the Tag Price (or at a greater price) and otherwise in accordance with this paragraph, and to complete that purchase in accordance with this paragraph, then PGW shall not be entitled to sell or otherwise transfer any of the Selling Shares to the Third Party.

8	Completion of the purchase by the Third Party of the Selling Shares and the Tag Shares shall take place on the date that is specified for that purpose by PGW to Agria or on such later date as is specified after obtaining any applicable regulatory or shareholder approvals or other consents, except that the date so specified by PGW shall be the same date as the date proposed for completion of the sale of the Selling Shares, unless PGW and Agria agree otherwise.